Exhibit 10.2

Execution Version

PROMISSORY NOTE

$5,668,654.37	July 31, 2014

Revolution Lighting Technologies, Inc., a Delaware corporation (“Maker”), hereby promises to pay to the order of Aston Capital, LLC (“Lender”), its successors and assigns, in lawful money of the United States of America, the sum of FIVE MILLION SIX HUNDRED SIXTY EIGHT THOUSAND SIX HUNDRED FIFTY FOUR DOLLARS AND THIRTY SEVEN CENTS ($5,668,654.37), together with accrued and unpaid interest thereon, at the rate or rates set forth below on April 1, 2016 (the “Maturity Date”).

The unpaid principal amount of this Promissory Note shall bear interest at a rate per annum equal to nine percent (9%), calculated on the basis of a 365 day year and the actual number of days elapsed. All payments on this Promissory Note shall be applied first in payment of accrued interest and any remainder in payment of principal. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Promissory Note.

The principal amount of this Promissory Note plus all accrued and unpaid interest thereon shall be payable in full on the Maturity Date.

This Promissory Note may be prepaid in whole or in part at any time, together with all accrued and unpaid interest thereon, without premium or penalty.

In the event that Maker (a) shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) any principal of or interest on this Promissory Note, (b) assigns this Promissory Note or Maker’s obligations hereunder without the prior written consent of Lender or (c) shall have breached any representation or warranty set forth herein, then Lender may declare all obligations (including without limitation, outstanding principal and accrued and unpaid interest thereon) under this Promissory Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In the event that (i) Maker shall (A) generally not, or shall become unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (B) make an assignment for the benefit of creditors; (C) apply for or consent to the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for it or a substantial part of its assets; (D) voluntarily commence any proceeding or file any petition seeking relief under any federal, state or foreign bankruptcy, insolvency, receivership, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar law or statute, whether now or hereafter in effect; (E) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (ii) below; (F) file an answer admitting the material allegations of a petition filed against it in any such proceeding; or (G) take any action for the purpose of effecting any of the foregoing or (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of Maker, or of a substantial part of the property or assets of Maker, under any federal, state or foreign bankruptcy, insolvency, receivership, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar law or statute, whether now or hereafter in effect, (y) the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for Maker or a substantial part of any Maker’s assets, or (z) the winding up or liquidation of Maker; and any such proceeding or petition contemplated under this clause (ii) shall continue undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered, then, upon the occurrence of any event contemplated in clause (i) or (ii) above, without any further action or notice on the part of Lender, all outstanding amounts under this Promissory Note shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Maker.

To induce Lender to make extensions of credit pursuant to this Promissory Note, Maker has made certain representations and warranties to Lender pursuant to that certain Exchange Agreement, dated July 31, 2014, between Maker and Lender (the “Exchange Agreement”), which representations and warranties are incorporated by reference herein. Capitalized terms used herein but not defined shall have the meaning set forth in the Exchange Agreement.

Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Promissory Note. The Maker shall pay all costs of collection when incurred, including reasonable attorneys’ fees, costs and expenses.

This Promissory Note shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of Delaware, without regard to principles of conflict of laws.

This Promissory Note may only be amended, modified or terminated by an agreement in writing signed by the party to be charged. This Promissory Note shall be binding upon the permitted successors and assigns of the Maker and inure to the benefit of the Lender and its successors, endorsees and assigns. This Promissory Note shall not be transferred without the express written consent of Lender, provided that if Lender consents to any such transfer or if notwithstanding the foregoing such a transfer occurs, then the provisions of this Promissory Note shall be binding upon any successor to Maker and shall inure to the benefit of and be extended to any holder thereof.

This Promissory Note amends, restates and supersedes in all respects the April 2014 Note, the June 2014 Note and any obligations in connection with the Cash Advances, excepting in each case the Accrued Interest. Upon Lender’s acceptance of this Promissory Note, the parties hereto acknowledge and agree that the April 2014 Note, the June 2014 Note and the Outstanding Balance thereunder and under the Cash Advances, shall be deemed cancelled hereby and shall be of no independent force and effect.

(signature page follows)

IN WITNESS WHEREOF, this Promissory Note has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

REVOLUTION LIGHTING TECHNOLOGIES, INC. (“MAKER”)

By:	/s/ Charles J. Schafer

Name:	Charles J. Schafer
Title:	President and CFO

Address: 177 Broad Street
12th Floor
Stamford, CT 06901

ASTON CAPITAL, LLC (“LENDER”)

By:	/s/ James DePalma

Name:	James DePalma
Title:	Vice Chairman